Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2015 RESULTS
Rent-A-Center, Inc. Grows Consolidated Same Store Sales by 8.0 Percent and Achieves Positive Same Store Sales in the Core U.S. Segment
______________________________________________

Plano, Texas, April 27, 2015 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2015.

Highlights on the quarter include the following:

•	On a GAAP basis, earnings per diluted share was $0.51 in the first quarter flat to prior year

•	Earnings per diluted share, excluding special items, decreased to $0.52 compared to $0.56 for the first quarter of the prior year (see non-GAAP reconciliation below)

•	Consolidated total revenues increased 5.9 percent to $877.6 million and same store sales increased 8.0 percent

•
Core U.S. same store sales increased by 1.0 percent, representing a sequential improvement of 160 basis points. Since the first quarter of 2014, the two-year same store sales comp has improved by 970 basis points. The increase is primarily due to the new smartphone product category and higher merchandise sales.

•
Acceptance Now same store sales increased 34.1 percent, a sequential improvement of 570 basis points, driven by the continued maturation of the business and the introduction of 90 day option pricing. There were 53 Acceptance Now staffed locations opened and 27 closed during the quarter.

•
The Company’s operating profit as a percentage of total revenues, excluding special items, decreased from 7.2 percent to 6.5 percent, but improved sequentially by 40 basis points (see non-GAAP reconciliation below)

•	Cash flow from operations was $228.0 million, capital expenditures totaled $14.2 million, and the Company ended the quarter with $93.1 million of cash and cash equivalents

•	The Company declared a dividend of 24 cents per share in the first quarter of 2015, which was paid April 23rd, 2015

•	Progress on initiatives:

•	Smartphones - Smartphones were over 8 percent of Core U.S. total store revenues in the first quarter and the smartphone device protection locking feature became available starting in April

•	Flexible Labor - Began rolling out the flexible labor initiative in two regions (150 stores) and expect general deployment across the network starting in June as co-worker attrition occurs

•
Sourcing & Distribution - Completed system integration with our third-party logistics provider (NFI), finished product sourcing for several categories to gain cost efficiencies from the new supply chain, and the first of five U.S. distribution centers will begin operations this month

•	Acceptance Now Direct - Launched the first 10 Acceptance Now direct locations and also began on-line approvals via the websites of additional third-party retail partners

•	New POS system - the system is fully operational in 34 stores

“Our multi-year plan to improve the profitability and performance of our Core business continues to build momentum on a number of fronts,” said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.  "In the first quarter, same store sales in the Core swung to the positive, labor costs are lower, we are underway with the margin-driving Flexible Labor and Supply Chain initiatives, and we have taken significant steps to manage smartphone losses."
"At the same time, we were able to take the competitive advantage of our Acceptance Now customer value proposition to produce outstanding same store sales growth, and do so with industry-leading margins.  Having the best business model in the space, strong retail partnerships, and the recent expansion of our sales channels, uniquely positions the

Acceptance Now business to drive even better margins in the future with continued positive outcomes for our retail partners and the consumer," Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2015				2014
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended March 31,	1.0%	34.1%	15.1%	8.0%	(6.1)%	26.1%	20.3%	(0.8)%

Note: Same store sales are reported on a constant currency basis beginning in 2015.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

CORE U.S. first quarter revenues of $629.2 million decreased 1.1 percent year over year primarily due to the 150 store consolidation completed in the second quarter of 2014. As compared to the prior year, gross profit as a percentage of total revenue was negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales primarily due to smartphones. Labor, as a percent of store revenue, was positively impacted by the lower store count year over year and labor hour reductions that occurred in the third quarter of 2014. Other store expenses, as a percent of store revenue, were negatively impacted by higher skip/stolen losses and higher product service cost from smartphones, offset by a lower store count and lower gas prices. Core U.S. operating profit, as a percent of total revenue, decreased 70 basis points compared to a year ago.

ACCEPTANCE NOW first quarter revenues of $224.3 million increased 32.5 percent year over year driven by same store sales growth, the introduction of 90 day option pricing, and the increased number of locations. As compared to the prior year, gross profit as a percent of total revenue was negatively impacted by lower gross profit margin on merchandise sales and a higher mix of merchandise sales primarily due to lower 90 day option pricing. Labor, as a percent of store revenue, was positively impacted by improved leverage in the business. Other store expenses, as a percent of store revenue, were also positively impacted by improved leverage in the business, partially offset by higher skip/stolen losses in January and February. March skip/stolen losses were lower year over year. Acceptance Now operating profit margin decreased 200 basis points, and operating profit increased approximately $5 million.

MEXICO first quarter revenues increased 13.1 percent and operating losses improved by $2.8 million.

FRANCHISING first quarter gross profit increased 14.3 percent and operating profit increased by $0.6 million.

Other
General and administrative expenses increased by $0.6 million partially due to the increased cost associated with implementing our strategic initiatives.

Interest expense was $12.4 million, an increase of $1.2 million year over year, driven by increased debt and a higher rate on our senior credit facility.

Non-GAAP Reconciliation
Rent-A-Center management believes that excluding special items from the financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. Special items in the first quarter of 2015 consist primarily of additional costs related to the Core U.S. store closures completed in the second quarter of 2014 and store closures in Mexico that were completed in the first quarter of 2015.

Reconciliation of net income to net income excluding special items (in thousands, except per share data):

Table 2	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Amount	Per Share	Amount	Per Share
Net income	$27,298	$0.51	$27,266	$0.51
Special items, net of taxes:
Other charges	243	0.01	—	—
Finance charges from refinancing	—	—	2,606	0.05
Net income excluding special items	$27,541	$0.52	$29,872	$0.56

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to same store sales, earnings per diluted share, and other key line items and will only provide updates if there is a material change versus the original guidance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 28, 2015, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,000 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,430 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 180 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment; failure to manage the Company's labor and benefit rates, advertising and marketing expenses, operating leases, charge-offs due to customer stolen merchandise, other store expenses or indirect spending; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s strategic initiatives, including those initiatives that are part of its multi-year program designed to transform and modernize the Company’s operations; costs associated with the Company's multi-year program designed to transform and modernize the Company’s operations; the Company's ability to successfully implement its new store information management system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation plan; the Company's ability to execute and the effectiveness of the a consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended March 31,
	2015		2015	2014		2014
				Revised		Revised
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total Revenues	$877,639		$877,639	$828,473		$828,473
Operating Profit	56,989	(1)	56,598	59,458		59,458
Net Earnings	27,541	(1)	27,298	29,872	(2)	27,266
Diluted Earnings per Common Share	$0.52	(1)	$0.51	$0.56	(2)	$0.51
Adjusted EBITDA	$76,753		$76,753	$79,344		$79,344

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$44,601	(1)	$44,210	$48,293	(2)	$44,080
Add back:
Other charges	—		391	—		—
Finance charges from refinancing	—		—	—		4,213
Interest expense, net	12,388		12,388	11,165		11,165
Depreciation, amortization and write-down of intangibles	19,764		19,764	19,886		19,886
Adjusted EBITDA	$76,753		$76,753	$79,344		$79,344
(1) Excludes the effects of $0.3 million of pre-tax charges related to store closures in Mexico in the first quarter of 2015 and a $0.1 million of pre-tax charges for lease buyouts related to store closures in the second quarter of 2014. These charges reduced net earnings and net earnings per diluted share for the three months ended March 31, 2015, by approximately $0.2 million and $0.01, respectively.
(2) Excludes the effects of a $4.2 million pre-tax charge related to the payment of debt origination costs and the write-off of unamortized financings costs. This charge reduced net earnings and net earnings per diluted share for the three months ended March 31, 2014, by approximately $2.6 million and $0.05, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	March 31,
	2015	2014
(In thousands)		Revised
Cash and Cash Equivalents	$93,115	$81,012
Receivables, net	61,939	58,249
Prepaid Expenses and Other Assets	78,025	78,472
Rental Merchandise, net
On Rent	950,890	891,336
Held for Rent	266,872	204,553
Total Assets	$3,168,550	$3,029,450

Senior Debt	$348,750	$325,000
Senior Notes	550,000	550,000
Total Liabilities	1,763,115	1,676,545
Stockholders' Equity	$1,405,435	$1,352,905
Note: During the fourth quarter of 2014, the Company identified immaterial errors that affected receivables, prepaid expenses and other assets, rental merchandise and other balance sheet line items. The correction of these errors resulted in an increase in receivables of $0.4 million, a decrease in prepaid expenses and other assets of $2.3 million, a decrease in on rent merchandise of $1.0 million, an increase in held for rent merchandise of $1.3 million and a decrease in total assets of $1.6 million at March 31, 2014. The above corrections resulted in a decrease in total revenue of $5.3 million, a decrease in gross profit of $0.3 million and a decrease in net income of $1.6 million for the three-month period ended March 31, 2014.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 5	Three Months Ended March 31,
	2015	2014
(In thousands, except per share data)		Revised
Revenues
Store
Rentals and fees	$711,450	$691,187
Merchandise sales	136,280	108,061
Installment sales	18,253	18,060
Other	5,431	4,258
Total store revenues	871,414	821,566
Franchise
Merchandise sales	4,387	5,328
Royalty income and fees	1,838	1,579
Total revenues	877,639	828,473
Cost of revenues
Store
Cost of rentals and fees	185,118	175,216
Cost of merchandise sold	117,722	79,617
Cost of installment sales	6,157	6,086
Total cost of store revenues	308,997	260,919
Franchise cost of merchandise sold	4,049	5,004
Total cost of revenues	313,046	265,923
Gross profit	564,593	562,550
Operating expenses
Store expenses
Labor	220,974	225,938
Other store expenses	224,175	215,158
General and administrative expenses	42,691	42,110
Depreciation, amortization and write-down of intangibles	19,764	19,886
Other charges	391	—
Total operating expenses	507,995	503,092
Operating profit	56,598	59,458
Finance charges from refinancing	—	4,213
Interest expense	12,578	11,401
Interest income	(190)	(236)
Earnings before income taxes	44,210	44,080
Income tax expense	16,912	16,814
NET EARNINGS	$27,298	$27,266
Basic weighted average shares	53,033	52,795
Basic earnings per common share	$0.51	$0.52
Diluted weighted average shares	53,377	53,020
Diluted earnings per common share	$0.51	$0.51

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

During the fourth quarter of 2014, management reevaluated its operating segments and segment reporting, and determined that the chief operating decision makers relied more heavily on operating profit before corporate allocations when evaluating segment performance than operating profit after corporate allocations. In the following tables, segment operating profit is presented before corporate allocations. Corporate costs, which are primarily costs incurred at our U.S. corporate headquarters, are reported separately to reconcile to operating profit reported in the consolidated statements of operations. The costs incurred at our Mexico field support center are reported in the Mexico segment because our Executive Vice President of Mexico Operations is responsible for Mexico's operations and its field support center. The Franchising segment's corporate costs are reported in the Franchising segment because the President of RAC Franchising International is responsible for that segment's operations and corporate functions. Certain corporate assets used to support our Core U.S., Acceptance Now and Mexico segments, including the land and building in which the corporate headquarters are located and related property assets, cash and prepaid expenses were also allocated historically to these operating segments based on segment revenue. In the following tables, corporate assets are reported separately to reconcile to the consolidated balance sheets. Management believes that these changes provide investors with a more precise view of field operations and corporate costs that accurately aligns with management's view of the business.

Table 6	Three Months Ended March 31,
	2015	2014
Revenues		Revised
Core U.S.	$629,203	$636,475
Acceptance Now	224,277	169,234
Mexico	17,934	15,857
Franchising	6,225	6,907
Total revenues	$877,639	$828,473

Table 7	Three Months Ended March 31,
	2015	2014
Gross profit		Revised
Core U.S.	$441,140	$456,795
Acceptance Now	109,164	92,390
Mexico	12,113	11,462
Franchising	2,176	1,903
Total gross profit	$564,593	$562,550

Table 8	Three Months Ended March 31,
	2015	2014
Operating profit (loss)		Revised
Core U.S.	$67,573	$73,462
Acceptance Now	34,532	29,522
Mexico	(3,454)	(5,917)
Franchising	1,216	606
Total segment operating profit (loss)	99,867	97,673
Corporate	(43,269)	(38,215)
Total operating profit	$56,598	$59,458

Table 9	Three Months Ended March 31,
	2015	2014
Depreciation, amortization and write-down of intangibles		Revised
Core U.S.	$12,675	$13,840
Acceptance Now	753	647
Mexico	1,474	1,595
Franchising	49	35
Total segments	14,951	16,117
Corporate	4,813	3,769
Total depreciation, amortization and write-down of intangibles	$19,764	$19,886

Table 10	Three Months Ended March 31,
	2015	2014
Capital expenditures		Revised
Core U.S.	$814	$10,304
Acceptance Now	283	662
Mexico	108	2,095
Total segments	1,205	13,061
Corporate	13,040	10,047
Total capital expenditures	$14,245	$23,108

Table 11	On Rent at March 31,		Held for Rent at March 31,
	2015	2014	2015	2014
		Revised		Revised
Rental merchandise, net
Core U.S.	$577,269	$579,762	$254,827	$186,945
Acceptance Now	352,306	293,048	6,262	6,852
Mexico	21,315	18,526	5,783	10,756
Total on rent rental merchandise, net	$950,890	$891,336	$266,872	$204,553

Table 12	March 31,
	2015	2014
Assets		Revised
Core U.S.	$2,529,100	$2,479,080
Acceptance Now	428,208	368,275
Mexico	53,666	69,467
Franchising	2,966	2,531
Total segments	3,013,940	2,919,353
Corporate	154,610	110,097
Total assets	$3,168,550	$3,029,450

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended March 31, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,824	1,406	—	177	187	4,594
New location openings	—	53	1	—	4	58
Acquired locations remaining open	4	—	—	—	—	4
Closed locations
Merged with existing locations	4	27	—	8	—	39
Sold or closed with no surviving location	4	—	—	—	7	11
Locations at end of period	2,820	1,432	1	169	184	4,606
Acquired locations closed and accounts merged with existing locations	15	—	—	—	—	15

Table 14	Three Months Ended March 31, 2014
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	3,010	1,325	—	151	179	4,665
New location openings	6	60	—	22	1	89
Acquired locations remaining open	—	—	—	—	—	—
Closed locations
Merged with existing locations	19	29	—	—	—	48
Sold or closed with no surviving location	—	1	—	—	2	3
Locations at end of period	2,997	1,355	—	173	178	4,703
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—